EXHIBIT 10.4

February 15, 2007

Pfizer Inc.

235 East 42nd Street

New York, NY 10017-5755

Attention:	Edmund P. Harrigan
Senior Vice President, World-Wide Business Development

Re:	Exclusive License Agreement

Dear Mr. Harrigan:

As you are aware, pursuant to the Exclusive License Agreement dated February 15, 2007 (“Pfizer Agreement”), Pfizer Inc. and Pfizer Products, Inc. (collectively, “Pfizer”) have licensed to InSite Vision Incorporated (“Licensor”) certain rights owned by Pfizer. Licensor proposes to enter into an agreement (the “Licensee Agreement”) with Inspire Pharmaceuticals, Inc. (“Licensee”) pursuant to which Licensor would grant to Licensee among other things a sublicense under the rights and licenses granted to Licensor under the Pfizer Agreement.

1. No Default. Pfizer confirms that, as of the date of this letter agreement (the “Letter Agreement”), the Pfizer Agreement remains in full force and effect and Pfizer has not given any notice to Licensor of any default by Licensor under the Pfizer Agreement.

2. Consent to Sublicense. Pfizer hereby gives its consent, pursuant to Section 2(b) of the Pfizer Agreement, to Licensor granting sublicenses to Licensee pursuant to the Licensee Agreement under the rights and licenses granted to Licensor under the Pfizer Agreement. Licensor and Licensee agree to promptly notify Pfizer as to the date the Licensee Agreement becomes effective (the “Effective Date”).

3. Effective Date. Paragraphs 4 - 10 of this Letter Agreement shall become effective as of the Effective Date, and except as otherwise expressly provided the provisions of this Letter Agreement shall be effective from the date of first written above.

4. Licensor Default. Under Pfizer Agreement. Pfizer agrees to provide Licensee with notice of any breach or default by Licensor under the Pfizer Agreement at the same time it notifies Licensor of such breach or default. Such notice to Licensee shall be given in accordance with Paragraph 9 below. Licensee will be provided, in all respects, the opportunity to cure on behalf of Licensor any breach or default by Licensor under the Pfizer Agreement within the sixty (60) day cure period (or ten (10) day cure period, with respect to breach or default of a payment obligation) as set forth in Section 13 of the Pfizer Agreement, and Pfizer shall accept any such cure by Licensee on Licensor’s behalf.

5. Patents. If and to the extent Licensor is permitted to prosecute any patent application or maintain any patent within the Licensed Patents (as defined in the Pfizer Agreement) in the United States or Canada (such countries collectively being referred to herein as the “Territory”), and Licensor does not exercise such right within ten (10) days of the date such right arises under the Pfizer Agreement, Licensee may, upon written notice to Pfizer, assume full responsibility, at Licensee’s discretion, cost and expense, for prosecution of such application or maintenance of such patent in such country. If and to the extent Licensor is permitted to initiate legal proceedings against an infringer of any of the Licensed Patents in any country in the Territory pursuant to Section 8(a) or 8(c) of the Pfizer Agreement, and Licensor does not exercise such right within ten (10) days of the date such right arises under the Pfizer Agreement, Licensee may, upon notice to Pfizer, initiate and carry on such legal proceedings pursuant to the terms of Sections 8(a), 8(c), 8(d) and 8(e) thereof.

6. Continuation of Licensee’s Sublicense Rights Upon Termination of the Pfizer Agreement. Subject to the licenses granted to Licensor in the Pfizer Agreement, Pfizer agrees to grant to Licensee all rights and licenses granted to Licensor under the Pfizer Agreement on the same terms and conditions that such rights and licenses were granted to Licensor under the Pfizer Agreement, to the extent such terms and conditions arise from or apply to the grant of rights and licenses from Licensor to Licensee under the Licensee Agreement with respect to the Territory, including all payment and termination provisions of the Pfizer Agreement (collectively, the “Stand-By License”); provided, however, that Pfizer will grant such rights and licenses only after the Pfizer Agreement first terminates or otherwise ceases to be in effect for any reason, whether or not in connection with any laws governing an insolvency, reorganization, bankruptcy, liquidation or winding up of Licensor as applicable (the effective time of such termination or other cessation, the “Effective Time”). Accordingly, as of the Effective Time, the Stand-By License shall become effective and Licensee may exercise the rights granted by Pfizer in this Paragraph 6 notwithstanding any failure by Licensee to cure Licensor’s breach or default pursuant to Paragraph 4 above without the need for further action by Pfizer or Licensee, and Licensee shall be subject to all of the terms and conditions of the Pfizer Agreement to the extent such terms and conditions arise from or apply to the grant of rights and licenses from Licensor to Licensee under the Licensee Agreement with respect to the Territory. Nothing in this Letter Agreement shall affect, modify or diminish in any way, any of Pfizer’s rights or remedies relating to breaches of the Pfizer Agreement by Licensor; provided, however, that if Licensee pays Pfizer any overdue amounts owed to Pfizer by Licensor under the Pfizer Agreement, Licensee shall be subrogated to any claim that Pfizer has against Licensor for such amounts.

7. Payments and Obligations Following Effective Time. For clarity and without limiting Paragraph 6 above, from and after the Effective Time, all payments to Pfizer under Section 3 of the Pfizer Agreement shall be an obligation of and payable by Licensee to Pfizer and calculated based on amounts that would have been payable by Licensor under the Pfizer Agreement had it stayed in effect.

8. Bankruptcy. All rights and licenses granted under or pursuant to this Letter Agreement and all the other agreements referred to herein (including, without limitation, the Licensee Agreement) are, and shall otherwise be deemed to be, for purposes of Section

365(n) of the U.S. Bankruptcy Code, 11 U.S.C. section 101 through 1330 et seq., licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

9. Notices. Any notices required hereunder shall be sent by registered or certified mail or by an equivalent service capable of verification at the address stated below or such other address as to which the parties may provide in the future.

If to Pfizer:	Pfizer Inc. and Pfizer Products Inc.
235 East 42nd Street
New York, New York 10017-5755
Attention: General Counsel
Fax: 212-309-0564

If to Licensee:	Inspire Pharmaceuticals, Inc.
4222 Emperor Boulevard, Suite 200
Durham, North Carolina 27703
Attention: General Counsel
Facsimile No.: 919-941-9797

With a copy to:	Smith, Anderson, Blount,
Dorsett, Mitchell & Jernigan, L.L.P.
2500 Wachovia Capitol Center
Raleigh, North Carolina 27601
Attention: Christopher Capel
Facsimile No.: 919-821-6800

10. Miscellaneous.

a. Sublicenses. Upon termination of any license rights granted to Licensee under the Stand-By License, each of Licensee’s permitted sublicenses thereunder shall remain in effect and become a direct license of such rights by Pfizer to the sublicensee thereunder, provided that such sublicensee agrees in writing to be bound by the terms of the Stand-By License as if it were a party thereto.

b. Counterparts. This Letter Agreement may be executed in any number of counterparts each of which shall be original and all originals of which shall be deemed a single instrument.

c. Full Understanding. This Letter Agreement, the Licensee Agreement and the Pfizer Agreement represent the full understanding among the parties with respect to the subject matter hereof.

d. Modification/Waiver. No modification or waiver of this Letter Agreement shall be effective except in a written document signed by the party against whom such waiver or modification is to be enforced.

e. No Assignment. This Letter Agreement may not be assigned without the prior written consent of each party hereto except to an affiliate of the assigning party or to any successor in interest in connection with the sale or transfer of substantially all or the entire business and assets of the assigning party related to the subject matter hereof, provided that such affiliate or successor in interest agrees in writing to be bound by the terms of this Letter Agreement as if it were a party hereto, or in connection with a permitted assignment by Licensor or Pfizer of the Pfizer Agreement as provided in Article 16 of the Pfizer Agreement.

f. Independent Contractors. This Letter Agreement shall not constitute any party as the joint venturer, legal representative or agent of any other party hereto and no party hereto shall have the right or authority to assume or create any obligation on the part of any other party hereto.

g. Confidentiality. All trade secrets or other proprietary information regarding a party’s technology, products, business or objectives, including without limitation the terms of this Letter Agreement, the Licensee Agreement and any sublicense agreement permitted hereunder and any information provided or made available pursuant to the reporting, audit or other provisions of the Pfizer Agreement, provided by a party to another party hereto in connection with the activities contemplated by this Letter Agreement, the Pfizer Agreement or the Licensee Agreement shall be deemed the confidential information of the party originally providing such information, subject the limitations set forth in Section 1(c) of the Pfizer Agreement (“Confidential Information”). Each party agrees to treat the Confidential Information of the other parties hereto in accordance with all terms and conditions set forth in Section 11(a) of the Pfizer Agreement as if such terms and conditions were set forth in full in this Letter Agreement.

h. Publicity. Licensee shall be permitted to publicly announce (1) the execution of the Pfizer Agreement in an announcement comparable to the announcement agreed by Pfizer and Licensor in Section 11(b) of the Pfizer Agreement and (2) the execution of this Letter Agreement.

Remainder of Page Intentionally Left Blank

Please sign and return a copy of this Letter Agreement to us to acknowledge our mutual agreement on this matter. Both Licensee and Licensor wish to thank you, again, for all of your assistance.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer
Name:	Christy L. Shaffer, Ph.D.
Title:	President & CEO

AGREED AND ACKNOWLEDGED:

Pfizer Inc.

By:	/s/ Edmund P. Harrigan
Name:	Edmund P. Harrigan
Title:	Senior Vice President

Pfizer Products, Inc.

By:	/s/ Brian C. Zielinski
Name:	Brian C. Zielinski
Title:	Vice President, attorney-in-fact

ACKNOWLEDGED:

InSite Vision Incorporated

By:	/s/ S. Kumar Chandrasekaran
Name:	S. Kumar Chandrasekaran
Title:	CEO